UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Leonard K. Nave
     160 Morgan Street
     Versailles, KY  40383
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2.   Issuer Name and Ticker or Trading Symbol

     American Resources of Delaware, Inc.
     (GASS)
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3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     February 1998
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     [X]  Director
     [X]  Officer; Title - President, Southern Gas Co. of
                            Delaware, Inc.
     [ ]  10% Owner
     [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing
     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person

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
Table I - Non-Derivative Securities Acquired,
     Disposed of, or Beneficially Owned

                                  Transaction       Securities Acquired (A)                                             Nature of
                                     Code             or Disposed of (D)        Amount of Securities   Ownership Form:   Indirect
                    Transaction   -----------    ----------------------------    Beneficially Owned     Direct (D) or   Beneficial
Title of Security      Date       Code     V     Amount   (A) or (D)    Price      At End of Month      Indirect (I)     Ownership
-----------------      ----       ----     -     ------   ----------    -----      ---------------      ------------     ---------

Common Stock
$.00001 par value     2/20/98       J            350,000       D         (1)           643,623                I             (1)

Table II - Derivative Securities Acquired,
    Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

                                                                              Title and
                                            Number of       Date           Amount of
                                            Derivative   Exercisable      Underlying              Number of   Ownership
                                            Securities       and          Securities              Derivative    Form of    Nature
            Conversion                       Acquired    Expiration       ----------              Securities  Derivative     of
                or                Trans-      (A) or        Date                Amount    Price     Benefi-    Security:  Indirect
             Exercise             action     Disposed   --------------             or       of      cially      Direct     Benefi-
 Title of    Price of   Trans-     Code       of (D)    Date   Expira-          Number   Deriv-    Owned at     (D) or      cial
Derivative  Derivative  action    ------    ----------  Exer-   tion              of      ative     End of     Indirect    Owner-
 Security    Security    Date    Code   V   (A)    (D)  cisable Date     Title  Shares  Security     Month        (I)       ship
----------  ----------  ------   ----   -   ---    ---  ------- -----    -----  ------  --------   ---------   --------    -------

NONE

Explanation of Responses:

(1) Shares indirectly owned and disposed of without consideration to the Reporting Person.


                              /s/ Leonard K. Nave
                              ----------------------------------

                              Date:  March 10, 1998